UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE E.W. SCRIPPS COMPANY
(Name of Registrant as Specified In Its Charter)
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ISS recommends Scripps shareholders vote against GAMCO nominees
Leading independent proxy advisory firm ISS says GAMCO has failed to present a compelling case for change

ISS recommends Scripps shareholders vote the WHITE proxy card

April 30, 2018

CINCINNATI - Leading independent proxy advisory firm Institutional Shareholder Services Inc. (ISS) has recommended shareholders of The E.W. Scripps Company (NYSE: SSP) vote against the director nominees proposed by GAMCO in the election of Scripps directors at the company’s annual meeting of shareholders on May 10.

According to ISS1:

“[GAMCO] has not presented a sufficiently detailed or compelling case that change is warranted at the board level.”

ISS recommended voting on the Scripps WHITE proxy card FOR Scripps director nominees Lauren R. Fine and Kim Williams and disregarding the BLUE card. ISS suggested a withhold vote for Scripps nominee Roger L. Ogden, who serves as chair of the compensation committee, due to a compensation matter unrelated to any critique raised by GAMCO.

Scripps urges its stockholders to vote “FOR” all of the company’s director nominees on the WHITE proxy card.

“We are very pleased ISS has recommended Scripps shareholders vote in favor of our WHITE proxy card,” said Scripps Chairman Rich Boehne. “We have strong momentum and are executing well against our strategy to create meaningful value for shareholders by increasing margins and cash flow in our Local Media business and unlocking long-term value through increased growth across our National Media business. Through our strategy, we believe we can grow company cash flow from operations more than 40 percent from 2016 levels by 2020 and improve margins by 400 basis points between 2018 and 2020.”

If you have questions or need assistance voting your shares please contact:

MacKenzie Partners, Inc. 105 Madison Avenue
New York, New York 10016 proxy@mackenziepartners.com Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

1 Permission to use quotations neither sought nor obtained

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Forward-looking statements
Certain statements in this communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, are forward-looking statements. These forward-looking statements are based on management's current expectations, and are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in such forward-looking statements. Such forward- looking statements are made as of the date of this communication and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the Company’s Form 10-K on file with the SEC in the section titled “Risk Factors”. The Company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN
IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.scripps.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com